Exhibit 99.4

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH

FUTURE RIGHTS OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT

(To Prospectus dated                         , 201    )

Up to                  Shares of

Common Stock

Issuable Upon

Exercise of Rights

We are issuing [transferable/non-transferable] rights to our stockholders of record, or record date stockholders, as of 5:00 p.m., New York City time, on                     , 201    , or the record date. The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to                    shares of our common stock. Record date stockholders will receive one right for each                    shares of common stock owned on the record date. The rights entitle the holder to purchase one new share of common stock for every right held, which we refer to as the basic subscription right[, and record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights.][In addition, any non-record date stockholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for any remaining shares that are not otherwise subscribed for by record date stockholders.]

Prospect Capital Corporation is a financial services company that lends to and invests in middle market, privately-held companies. We are organized as an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect Capital Management LLC manages our investments and Prospect Administration LLC provides the administrative services necessary for us to operate.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PSEC.” The last reported closing sales price for our common stock on                     , 201     was $             per share and our most recently determined net asset value per share was $             as of                     , 201     ($             on an as adjusted basis solely to give effect to our distribution with a record date of                     , 201    , our issuance of common stock on                     , 201     in connection with our dividend reinvestment plan, and our sale of                      shares of common stock during the period from                     , 201     through                     , 201     (with settlement dates of                     , 201     through                     , 201    ).

The subscription price per share will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, stockholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by 5:00 p.m., New York City time, on                     , 201    , the expiration date of this offering, unless extended. We, in our sole discretion, may extend the period for exercising the rights. You will have no right to rescind your subscription after receipt of your payment of the estimated subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.

This offering will dilute the ownership interest and voting power of the common stock owned by stockholders who do not fully exercise their subscription rights. Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. Further, if the net proceeds per share from the offering are at a discount to our net asset value per share, this offering will reduce our net asset value per share.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the “SEC.” This information is available free of charge by contacting us at 10 East 40th Street, 44th Floor, New York, NY 10016 or by telephone at (212) 448-0702. The SEC maintains a website at www.sec.gov where such information is available without charge upon written or oral request. Our internet website address is www.prospectstreet.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-     of this prospectus supplement and on page      of the accompanying prospectus.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Estimated subscription price(1)	$	$
Sales Load (underwriting discounts and commissions)(2)	$	$
Proceeds to Prospect Capital Corporation, before expenses(3)	$	$

(1)                                 Estimated on the basis of [describe means of computing subscription price].

(2)                                 In connection with this offering,[                        ], the dealer managers for this offering, will receive a fee for financial advisory, marketing and soliciting services equal to         % of the estimated subscription price per share for each share issued pursuant to the exercise of rights. We have also agreed to reimburse the dealer managers an aggregate of up to $             for their expenses incurred in connection with the offering.

(3)                                 Before deducting estimated offering expenses payable by us of approximately $            , including an aggregate of up to $             to be paid to the dealer managers for their expenses incurred in connection with this offering.

Prospectus Supplement dated                         , 201

(1)                                 This document is a form of prospectus supplement for a rights offering of common stock. The Company may offer rights to subscribe to any of the Company’s securities. In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

FORWARD-LOOKING STATEMENTS

Our annual report on Form 10-K for the year ended June 30, 201    , any of our quarterly reports on Form 10-Q or current reports on Form 8-K, or any other oral or written statements made in press releases or otherwise by or on behalf of Prospect Capital Corporation, including this prospectus supplement and the accompanying prospectus, may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the “1934 Act,” which involve substantial risks and uncertainties. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•                  our future operating results,

•                  our business prospects and the prospects of our portfolio companies,

•                  the impact of investments that we expect to make,

•                  our contractual arrangements and relationships with third parties,

•                  the dependence of our future success on the general economy and its impact on the industries in which we invest,

•                  the ability of our portfolio companies to achieve their objectives,

•                  difficulty in obtaining financing or raising capital, especially in the current credit and equity environment,

•                  the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,

•                  adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,

•                  a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,

•                  our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,

•                  the adequacy of our cash resources and working capital,

•                  the timing of cash flows, if any, from the operations of our portfolio companies,

•                  the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments,

S-i

•                  authoritative generally accepted accounting principles or policy changes from such standard setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission, Internal Revenue Service, the NASDAQ Global Select Market, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business, and

•                  the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus, respectively, should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus, respectively. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement or the accompanying prospectus, as applicable. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the 1933 Act.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the dealer managers have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the dealer managers are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-ii

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Summary	S-1
Risk Factors	S-5
Selected Condensed Financial Data	S-6
The Rights Offering	S-6
Use Of Proceeds	S-17
Distributions and Price Range of Common Stock	S-17
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	S-20
Capitalization	S-20
Dilution	S-22
Legal Matters	S-23
Independent Registered Public Accounting Firm	S-23
Available Information	S-23
Financial Statements	S-23

PROSPECTUS

[Insert table of contents from base prospectus.]

S-iii

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the rights offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the rights we are offering. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Available Information.”

The terms “we,” “us,” “our” and “Company,” refer to Prospect Capital Corporation; “Prospect Capital Management,” “Investment Advisor” and “PCM” refer to Prospect Capital Management LLC; and “Prospect Administration” and the “Administrator” refer to Prospect Administration LLC.

The Company

Prospect Capital Corporation is a financial services company that primarily lends to and invests in middle market privately-held companies.  In this prospectus supplement and the accompanying prospectus, we use the term “middle-market” to refer to companies with annual revenues between $50 million and $2 billion.   We are a closed-end investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, or the 1940 Act. We invest primarily in senior and subordinated debt and equity of companies in need of capital for acquisitions, divestitures, growth, development and recapitalization. We work with the management teams or financial sponsors to seek investments with historical cash flows, asset collateral or contracted pro-forma cash flows.

We currently have seven origination strategies in which we make investments: (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in corporate operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, and (7) investments in syndicated debt. We continue to evaluate other origination strategies in the ordinary course of business with no specific tops-down allocation to any single origination strategy.

Lending in Private Equity Sponsored Transactions—We make loans to companies which are controlled by leading private equity firms. This debt can take the form of first lien, second lien, unitranche or mezzanine loans. In making these investments, we look for a diversified customer base, recurring demand for the product or service, barriers to entry, strong historical cash flow and experienced management teams. These loans typically have significant equity subordinate to our loan position. This strategy has represented approximately 50%-60% of our business.

Lending Directly to Companies—We provide debt financing to companies owned by non-private equity firms, the company founder, a management team or a family. Here, in addition to the strengths we look for in a sponsored transaction, we also look for the alignment with the management team with significant invested capital. This strategy often has less competition than the private equity sponsor strategy because such company financing needs are not easily addressed by banks and often require more diligence preparation. Direct lending can result in higher returns and lower leverage than sponsor transactions and may include warrants or equity to us. This strategy generally has comprised approximately 10%-15% of our business.

Control Investments in Corporate Operating Companies—This strategy involves acquiring controlling stakes in non-financial operating companies. Our investments in these companies are generally structured as a combination of yield-producing debt and equity. We provide certainty of closure to our counterparties, give the seller personal liquidity and generally look for management to continue on in their current roles. This strategy has comprised approximately 10%-15% of our business.

Control Investments in Financial Companies—This strategy involves acquiring controlling stakes in financial companies, including consumer direct lending, subprime auto lending and other strategies. Our investments in these companies are generally structured as a combination of yield-producing debt and equity. These investments are often structured in a tax-efficient RIC-compliant partnership, enhancing returns. This strategy has comprised approximately 10%-15% of our business.

Investments in Structured Credit—We make investments in CLOs, generally taking a significant position in the subordinated interests (equity) of the CLOs. The CLOs include a diversified portfolio of broadly syndicated loans and do not have direct exposure to real estate, mortgages, sub-prime debt, or consumer based debt. The CLOs in which we invest are managed by top-tier collateral managers that have been thoroughly diligenced prior to investment. This strategy has represented 10%-20% of the portfolio.

Real Estate Investments—We make investments in real estate through our wholly-owned tax-efficient REIT, APHC. Our real estate investments are in various classes of fully developed and occupied real estate properties that generate current yields. We seek to identify properties that have historically high occupancy and steady cash flow generation. We partner with established property managers with experience in managing the property type to manage such properties after acquisition. This is a more recent investment strategy that has represented less than 5% of our business.

Investments in Syndicated Debt—On an opportunistic basis, we make investments in loans and high yield bonds that have been sold to a syndicate of buyers. Here we look for investments with attractive risk-adjusted returns after we have completed a fundamental credit analysis. These investments are purchased with a long term, buy-and-hold outlook and we look to provide significant structuring input by providing anchoring orders. This strategy has represented approximately 5%-10% of the portfolio.

We invest primarily in first and second lien senior loans and mezzanine debt. First and second lien senior loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. These loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of or be junior to other security interests. Mezzanine debt and our investments in CLOs are subordinated to senior loans and are generally unsecured. Our investments have generally ranged between $5 million and $250 million each, although the investment size may be more or less than this range. Our investment sizes are expected to grow as our capital base expands.

We also acquire controlling interests in companies in conjunction with making secured debt investments in such companies. These may be in several industries, including industrial, service, real estate and financial businesses.

We are currently pursuing multiple investment opportunities, including purchases of portfolios from private and public companies, as well as originations and secondary purchases of particular securities. There can be no assurance that we will successfully consummate any investment opportunity we are currently pursuing. Motivated sellers, including commercial finance companies, hedge funds, other business development companies, total return swap counterparties, banks, collateralized loan obligation funds, and other entities, are suffering from excess leverage, and we believe we are well positioned to capitalize as potential buyers of such assets at attractive prices. If any of these opportunities are consummated, there can be no assurance that investors will share our view of valuation or that any assets acquired will not be subject to future write downs, each of which could have an adverse effect on our stock price.

As of               , 201  , we held investments in          portfolio companies. The aggregate fair value as of              , 201   of investments in these portfolio companies held on that date is approximately $              billion. Our portfolio across all our interest-bearing investments had an annualized current yield of     % as of                        , 201  .

Recent Developments

[Insert description of recent developments at time of offering.]

Fees And Expenses

The following tables are intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. In these tables, we assume that we have borrowed $        billion under our credit facility, which is the maximum amount currently available under the credit facility. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contains a reference to fees or expenses paid by “you,” “us” or “Prospect Capital,” or that “we” will pay fees or expenses, the Company will pay such fees and expenses out of our net assets and, consequently, you will indirectly bear such fees or expenses as an investor in the Company. However, you will not be required to deliver any money or otherwise bear personal liability or responsibility for such fees or expenses.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)(1)				%
Offering expenses borne by us (as a percentage of offering price)(2)				%
Dividend reinvestment plan expenses(3)			None
Total stockholder transaction expenses (as a percentage of offering price)				%

Annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Management Fees(5)				%
Incentive fees payable under Investment Advisory Agreement (20% of realized capital gains and 20% of pre-incentive fee net investment income)(6)				%
Total interest expense(7)				%
Acquired Fund Fees and Expenses(8)				%
Other expenses(9)				%
Total annual expenses(6)(9)				%

Example

The following table demonstrates the projected dollar amount of cumulative expenses we would pay out of net assets and that you would indirectly bear over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above and that we pay the transaction costs shown in the table above.

1 year	3 years	5 years	10 years

You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return $ $ $ $

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The income incentive fee under our Investment Advisory Agreement with Prospect Capital Management would be zero at the 5% annual return assumption required by the SEC for this table, since no incentive fee is paid until the annual return exceeds 7%. This illustration assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors after such expenses, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at NAV per share, participants in our dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

(1)                                 Represents the estimated commission with respect to the shares of common stock being sold in this offering, which we will pay to the dealer managers in connection with sales of common stock effected by the dealer managers in this offering. There is no guarantee that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

(2)                                 The offering expenses of this offering are estimated to be approximately $           .

(3)                                 The expenses of the dividend reinvestment plan are included in “other expenses.”

(4)                                 Net assets attributable to our common stock equal net assets (i.e., total assets less liabilities other than liabilities for money borrowed for investment purposes) at                         , 201    . See “Capitalization” in this prospectus supplement.

(5)                                 Our base management fee is 2% of our gross assets (which include any amount borrowed, i.e., total assets without deduction for any liabilities, including any borrowed amounts for non-investment purposes, for which purpose we have not and have no intention of borrowing). Although no plans are in place to borrow the full amount under our line of credit, assuming that we borrowed $           billion, the 2% management fee of gross assets equals approximately     % of net assets. Based on our borrowings as of         , 201  of $          billion, the 2% management fee of gross assets equals approximately     % of net assets. See “Business—Management Services—Investment Advisory Agreement” in the accompanying prospectus and footnote 6 below.

(6)                                 Based on the incentive fee paid during our most recently completed fiscal quarter ended                         , 201    , all of which consisted of an income incentive fee. The capital gain incentive fee is paid without regard to pre incentive-fee income. For a more detailed discussion of the calculation of the two-part incentive fee, see “Management Services—Investment Advisory Agreement” in the accompanying prospectus.

(7)                                 On December 21, 2010, the Company issued $150 million in aggregate principal amount of 6.25% Convertible Senior Notes due 2015, which we refer to as the 2015 Notes. See “Business—General” and “Risk Factors—Risks Related to our Business” in the accompanying prospectus for more detail on the 2015 Notes. On February 18, 2011, the Company issued $172.5 million in aggregate principal amount of 5.5% Convertible Senior Notes due 2016, which we refer to as the 2016 Notes. Between January 30, 2012 and February 2, 2012, we repurchased $5.0 million of our 2016 Notes at a price of 97.5% of par, including commissions. The transactions resulted in us recognizing $10,000 of loss in the quarter ended March 31, 2012. See “Business—General” and “Risk Factors—Risks Related to our Business” in the accompanying prospectus for more detail on the 2016 Notes. On April 16, 2012, the Company issued $130 million in aggregate principal amount of 5.375% Convertible Senior Notes due 2017, which we refer to as the 2017 Notes. On August 14, 2012, the Company issued $200 million aggregate principal amount of 5.75% Convertible Senior Notes due 2018, which we refer to as the 2018 Notes. On December 21, 2012, the Company issued $200.0 million aggregate principal amount of 5.875% Convertible Senior Notes due 2019, which we refer to as the 2019 Notes. The 2015 Notes, 2016 Notes, 2017 Notes, 2018 Notes and 2019 Notes are referred to collectively as the Senior Convertible Notes. On May 1, 2012 the Company issued $100.0 million in aggregate principal amount of 6.95% Senior Notes due 2022, which we refer to as the 2022 Notes. On March 15, 2013 the Company issued $250.0 million in aggregate principal amount of 5.875% Senior Notes due 2023, which we refer to as the 2023 Notes. As of          , 201  , the Company has issued $      million in aggregate principal amount of our Prospect Capital InterNotes®. The Senior Convertible Notes, the 2022 Notes, the 2023 Notes and the Prospect Capital InterNotes® are referred to collectively as the Notes.

(8)                                 The Company’s stockholders indirectly bear the expenses of underlying investment companies in which the Company invests. This amount includes the fees and expenses of investment companies in which the Company is invested in as of               , 201    . When applicable, fees and expenses are based on historic fees and expenses for the investment companies and for those investment companies with little or no operating history, fees and expenses are based on expected fees and expenses stated in the investment companies’ prospectus or other similar communication without giving effect to any performance . Future fees and expenses for certain investment companies may be substantially higher or lower because certain fees and expenses are based on the performance of the investment companies, which may fluctuate over time. The amount of the Company’s net assets used in calculating this percentage was based on net assets of approximately $           billion as of                   , 201    .

(9)                                 “Other expenses” are based on estimated amounts for the current fiscal year. The amount shown above represents annualized expenses during our three months ended                         , 201    representing all of our estimated recurring operating expenses (except fees and expenses reported in other items of this table) that are deducted from our operating income and reflected as expenses in our Statement of Operations. The estimate of our overhead expenses, including payments under an administration agreement with Prospect Administration, or the Administration Agreement, based on our projected allocable portion of overhead and other expenses incurred by Prospect Administration in performing its obligations under the Administration Agreement. “Other expenses” does not include non-recurring expenses. See “Business—Management Services—Administration Agreement” in the accompanying prospectus.

RISK FACTORS

RISKS RELATING TO THE OFFERING

The market price of our common stock may decline following the offering and our shares of common stock may trade at discounts from net asset value.

Shares of closed-end investment companies frequently trade at a market price that is less than the net asset value that is attributable to those shares. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. It is not possible to predict whether any shares of common stock or rights will trade at, above, or below net asset value. The risk of loss associated with this characteristic of closed-end investment companies may be greater for investors expecting to sell shares of common stock purchased in the offering soon after the offering.

There is no established trading market for the rights, which could make it more difficult for you to sell rights and could adversely affect their price.

There can be no assurances that an active public market for the rights will develop as a result of the offering of the rights by any selling holder or that, if such a market develops, it will be maintained. [The rights will be listed on                          under the symbol “             .”] Future trading prices of the rights will depend on many factors, including our operating results, the market for similar securities, the performance of our common stock (including the requirement that we suspend the offering under certain circumstances) and our ability to terminate the offering of the rights if the subscription price is less than [        ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC.

We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [        ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If the rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Your interest in us may be diluted if you do not fully exercise your subscription rights. In addition, if the subscription price is less than our net asset value per share, then you would experience an immediate dilution of the aggregate net asset value of your shares.

Stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of the offering, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offering.

In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offering. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the offering or what proportion of the shares will be purchased as a result of the offering. Such dilution could be substantial.

The fact that the rights are transferable may reduce the effects of any dilution as a result of the offering. Rights holders can transfer or sell their rights. The cash received from the sale of rights is partial compensation for any possible dilution. There can be no assurances, however, that a market for the rights will develop or the right will have any value in that market.

[Insert any other risk factors applicable to the Rights and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED FINANCIAL DATA

You should read the condensed financial information below with the Financial Statements and Notes thereto included in this prospectus supplement and the accompanying prospectus. Financial information below for the years ended June 30, 201    , 201    , 201    , 201    and 20     has been derived from the financial statements that were audited by our independent registered public accounting firm. Certain reclassifications have been made to the prior period financial information to conform to the current period presentation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page S-     for more information.

[Insert Selected Condensed Financial Data of Prospect Capital Corporation reflecting most recently filed financials prior to the offering.]

THE RIGHTS OFFERING

PURPOSE OF THE OFFERING

Our board of directors has determined in good faith that the offering would result in a net benefit to the existing stockholders because [describe reasons]. The offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below the then-current trading price without paying any commission or sales charges (although, if you exercise your rights through a financial institution, you will be responsible for paying any fees that such institution may charge). In connection with the approval of the offering, our board of directors considered, among other things, the following factors:

[Describe factors]

TERMS OF THE OFFERING

We are issuing to record date stockholders transferable rights to subscribe for an aggregate of up to                          shares of our common stock. Each record date stockholder is being issued one transferable right for each                          shares of our common stock owned on the record date. The rights entitle each holder to acquire at the subscription price one share of our common stock for every right held, which we refer to as the basic subscription. Rights may be exercised at any time during the subscription period, which commences on                         , 201    , the record date, and ends at 5:00 p.m., New York City time, on                         , 201    , the expiration date, which may be extended by us in our sole discretion.

The rights will be evidenced by subscription certificates that will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.” We will not issue fractional rights.

[The rights are transferable and will be listed on                          under the symbol “             .”] Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the basic subscription[, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below)]. Non-record date rights holders who purchase shares in the basic subscription [or pursuant to the over-subscription privilege], together with record date stockholders who purchase shares, are hereinafter referred to as participating rights holders.

[Shares for which there is no subscription during the basic subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to the offering and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights that must be exercised in order for the offering to close.

[OVER-SUBSCRIPTION PRIVILEGE

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the oversubscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for oversubscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position
Total Record Date Position of All Over-Subscribers	×	Remaining Shares

Any rights holder other than a record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate, in the subscription certificate submitted with respect to the exercise of any rights, how many shares they are willing to acquire pursuant to the over-subscription privilege. There can be no assurance that non-record date rights holders will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date; provided, however, that if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights Ownership as of the Expiration Date	×	Shares Available for Non-Record Date
Total Rights Ownership as of the Expiration Date of Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege		Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any oversubscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner.

We will not offer or sell in connection with the offering any shares that are not subscribed for pursuant to the basic subscription or the over-subscription privilege.]

THE SUBSCRIPTION PRICE

The subscription price for the shares to be issued pursuant to the offering will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to their basic subscription rights[and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege,] at the estimated subscription price of $             per share. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares or a notice of guaranteed delivery by the subscription agent.

EXPIRATION OF THE OFFERING

The offering will expire at 5:00 p.m., New York City time, on                         , 201    , unless extended by us in our sole discretion. The rights will expire on the expiration date of the offering and may not be exercised thereafter.

Any extension of the offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

AMENDMENTS AND WAIVERS; TERMINATION

We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than [            ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

DILUTIVE EFFECTS

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. The amount of dilution that a stockholder will experience could be substantial. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their net asset values. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below our net asset value.

[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

NOTICE OF NET ASSET VALUE DECLINE

[If, subsequent to the effective date of this prospectus, our net asset value declines more than 10% from our net asset value as of that date, as required by the SEC’s registration form, we will suspend the offering until we amend this prospectus. In such event, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.]

INFORMATION AGENT

[                                    ] will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $             plus reimbursement of all out-of-pocket expenses related to the offering. [                                    ] can be contacted at the below address:

[Information Agent Address]

SUBSCRIPTION AGENT

[                                    ] will act as the subscription agent in connection with the offering. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $            , plus reimbursement of all out-of-pocket expenses related to the offering.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the basic subscription[and pursuant to the over-subscription privilege] to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to                                      which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the offering. Facsimiles should be confirmed by telephone at                         . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the offering or by the close of business on the third business day after the expiration date of the offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement and the accompanying prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:

Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only: (No Overnight/Express Mail)	[ ] Prospect Capital Rights Offering [Subscription Agent Address]

By Overnight Delivery:	[ ] Prospect Capital Rights Offering [Subscription Agent Address]

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

[Information Agent Address and Telephone Number]

Stockholders may also contact their broker-dealers or nominees for information with respect to the offering.

METHODS FOR EXERCISING RIGHTS

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for all shares subscribed for in the basic subscription and pursuant to the over-subscription privilege at the estimated subscription price by the expiration date of the offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at one of the addresses set forth above.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the initial subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all exercising rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above.]

Record Date Stockholders Whose Shares are Held by a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful.

FOREIGN STOCKHOLDERS

Stockholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) will receive written notice of the rights offering; however, subscription certificates will not be mailed to such stockholders. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights and such stockholders establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. In addition, such stockholders must take all other steps that are necessary to exercise their subscription rights on or prior to the date required for participation in the rights offering. If no instructions have been received by 5:00 p.m., New York City time, on                         , 201    , three business days prior to the expiration date (or, if the offering is extended, on or before three business days prior to the extended expiration date), the subscription agent will transfer the rights of these stockholders to the dealer managers, who will either purchase the rights or use their best efforts to sell them. The net proceeds, if any, from the sale of those rights will be remitted to these stockholders. If those rights are not purchased or sold prior to the expiration of the rights offering, they will expire.

PAYMENT FOR SHARES

Participating rights holders may choose between the following methods of payment:

(1)                                 A participating rights holder may send the subscription certificate together with payment for the shares acquired in the basic subscription [and any additional shares subscribed for pursuant to the over-subscription privilege] to the subscription agent based on the estimated subscription price of $            . To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)                                 A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, as amended, to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full estimated subscription price of $             per share for the shares subscribed for in the basic subscription [and any additional shares subscribed for pursuant to the over-subscription privilege] and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on                         , 201     (or, if the offering is extended, by the close of business three business days after the extended expiration date).

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares or a notice of guaranteed delivery by the subscription agent, except as provided above under “—Notice of Net Asset Value Decline.”

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to                                     . The subscription agent will hold all funds received by it pending distribution to us after consummation of the rights offering. If the offering is terminated, we will promptly arrange for the refund, without interest, of all funds received from holders of rights.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within                          business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of shares purchased pursuant to the basic subscription; [(ii) the number of shares, if any, acquired pursuant to the over-subscription privilege;] (iii) the per share and total purchase price for such shares; and (iv) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. If any participating rights holder, if eligible, exercises his or her right to acquire shares pursuant to the over-subscription privilege, any excess payment which would otherwise be refunded to him or her will be applied by us toward payment for shares acquired pursuant to the exercise of the over-subscription privilege. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the basic subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (i) find other participating rights holders who wish to subscribe for such subscribed and unpaid for shares; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the basic subscription and/or the over-subscription privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed for shares.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

[SALE OF RIGHTS

The Rights are Transferable until the Trading Day Immediately Preceding the Expiration Date

[The rights will be listed on                          under the symbol “             .” While we and the dealer managers will use our and their best efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on                          is expected to be conducted beginning on or about                         , 201    . The rights are transferable and are expected to continue trading until and including                         , 201     (or if the offering is extended, until the trading day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.]

Sales through the Subscription Agent and the Dealer Managers

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to a dealer manager. Subscription certificates representing the rights to be sold through or to a dealer manager must be received by the subscription agent on or before                         , 2       (or if the offering is extended, until two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer managers either to purchase or to use their best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the selling dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer managers will be based upon the then current market price for the rights. The dealer managers will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the                          business day prior to the expiration date of the offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer managers will purchase or be able to complete the sale of any such rights, and neither we nor the dealer managers have guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offering for (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer managers shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise prior to the expiration date of the offering or sale prior to the day immediately preceding the expiration date of the offering (or, if the offering is extended, the extended expiration date).

Except for the fees charged by the subscription agent, information agent and dealer managers, which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent, information agent or the dealer managers.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company or DTC.]

DELIVERY OF STOCK CERTIFICATES

Stock certificates will not be issued for shares of our common stock offered in the offering. Stockholders who are record owners will have the shares they acquire credited to their account with our transfer agent. All future dividends paid on such shares will be reinvested into additional shares or paid in cash if you have made such an election in connection with our dividend reinvestment plan. Stockholders whose common stock are held by a nominee will have the shares they acquire credited to the account of such nominee holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE OFFERING

[Insert disclosure regarding material U.S. federal income tax considerations of the offering to the extent required to be disclosed by applicable law or regulation.]

ERISA CONSIDERATIONS

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, which we refer to as ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.

ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

DISTRIBUTION ARRANGEMENTS

, each a broker-dealer and member of FINRA, will act as dealer managers for the offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer managers will provide financial advisory and marketing services in connection with the offering and will solicit the acquisition and/or exercise of rights by stockholders and others [and participation in the over-subscription privilege]. The dealer managers may use this prospectus for any or all of such activities. The offering is not contingent upon any number of rights being exercised. We have agreed to pay the dealer managers a fee for their financial advisory, marketing and soliciting services equal to         % of the aggregate subscription price for shares issued pursuant to the offering. The dealer managers will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to         % of the subscription price per share for each share issued pursuant to the exercise of rights [and the over-subscription privilege] as a result of their soliciting efforts.

In addition, we have agreed to reimburse the dealer managers an aggregate amount up to $             for their expenses incurred in connection with the offering. We have agreed to indemnify the dealer managers and the soliciting dealers for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer managers will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance or gross negligence of such dealer manager or reckless disregard by such dealer manager of its obligations and duties under the dealer manager agreement.

[Insert principal business addresses of dealer managers.]

We have agreed, with certain exceptions, with the dealer managers that, for a period of                          days following the date of this prospectus, we will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with respect thereto without the prior written consent of                                     . In addition, our executive officers, directors, members of our investment committee, Prospect Capital Management and certain of its affiliates have agreed, with certain exceptions, with the dealer managers that, for a period of                          days following the date of this prospectus, that they will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock without the prior written consent of                                     . However, those dealer managers may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The dealer managers and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the dealer managers or their affiliates may execute transactions with us or on behalf of us our or their portfolio companies, affiliates and/or managed funds. In addition, the dealer managers or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us.

The dealer managers or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or any of our portfolio companies.

We may purchase securities of third parties from the dealer managers or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the dealer managers and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the dealer managers and their affiliates in the ordinary course of its business and not in connection with the offering. In addition, after the expiration of the offering, the dealer managers or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our rightsholders or any other persons.

Prior to the expiration of the offering, the dealer managers may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices they set. The dealer managers may realize profits or losses independent of any fees described in this prospectus supplement and accompanying prospectus.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if dealer managers receiving proceeds of offering, if required by FINRA.]

USE OF PROCEEDS

Assuming                                      shares of our common stock are sold at the last reported sale price of $             per share, we estimate that the net proceeds of this offering will be approximately $         million after deducting the estimated dealer manager fees and our estimated offering expenses. There can be no assurance that all of the rights will be exercised in full, and the subscription price will not be determined until the close of business on the expiration date.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DISTRIBUTIONS AND PRICE RANGE OF COMMON STOCK

We have paid and intend to continue to distribute monthly distributions to our stockholders out of assets legally available for distribution. Our distributions, if any, will be determined by our Board of Directors. Certain amounts of the monthly distributions may from time to time be paid out of our capital rather than from earnings for the period as a result of our deliberate planning or by accounting reclassifications.

In order to maintain RIC tax treatment, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, we are required to distribute with respect to each calendar year by January 31 of the following year an amount at least equal to the sum of

•                  98% of our ordinary income for the calendar year,

•                  98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year, and

•                  any ordinary income and net capital gains for preceding years that were not distributed during such years.

In December 2012, our Board of Directors elected to retain excess profits generated in the calendar year ended December 31, 2012 and pay a 4% excise tax on such retained earnings. We paid $4.5 million for the excise tax with the filing of our tax return in March 2013.

In addition, although we currently intend to distribute realized net capital gains (which we define as net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may decide in the future to retain such capital gains for investment. In such event, the consequences of our retention of net capital gains are as described under “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. Stockholders who receive distributions in the form of stock are subject to the same U.S. Federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. See “Dividend Reinvestment Plan” in the accompanying prospectus. The tax consequences of distributions to stockholders are described in the accompanying prospectus under the label “Material U.S. Federal Income Tax Considerations.” To the extent prudent and practicable, we intend to declare and pay dividends on a monthly basis.

With respect to the distributions paid to stockholders, income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies were treated as taxable income and accordingly, distributed to stockholders. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $         million. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $         million. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $         million.

Tax characteristics of all distributions will be reported to stockholders, as appropriate, on Form 1099-DIV after the end of the year. Our ability to pay distributions could be affected by future business performance, liquidity, capital needs, alternative investment opportunities and loan covenants.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “PSEC.” The following table sets forth, for the periods indicated, our NAV per share of common stock and the high and low closing prices per share of our common stock as reported on the NASDAQ Global Select Market. Our common stock historically trades at prices both above and below its NAV per share. There can be no assurance, however, that such premium or discount, as applicable, to NAV per share will be maintained. Common stock of business development companies, like that of closed-end investment companies, frequently trades at a discount to current NAV per share. In the past, our common stock has traded at a discount to our NAV per share. The risk that our common stock may continue to trade at a discount to our NAV per share is separate and distinct from the risk that our NAV per share may decline.

			Stock Price		Premium (Discount) of		Premium (Discount) of		Dividend
	NAV(1)		High(2)	Low(3)	High to NAV		Low to NAV		Declared
Twelve Months Ending June 30, 201
First Quarter	$		$	$		%		%	$
Second Quarter						%		%
Third Quarter						%		%
Fourth Quarter						%		%
Twelve Months Ending June 30, 201
First Quarter	$		$	$		%		%	$
Second Quarter						%		%
Third Quarter						%		%
Fourth Quarter						%		%
Twelve Months Ending June 30, 201
First Quarter	$		$	$		%		%	$
Second Quarter						%		%
Third Quarter						%		%
Fourth Quarter						%		%
Twelve Months Ending June 30, 201
First Quarter	$		$	$		%		%	$
Second Quarter						%		%
Third Quarter						%		%
Fourth Quarter						%		%
Twelve Months Ending June 30, 201
[First Quarter]		$(3)(4)	$	$		%(4)		%(4)		$(5)
[Second Quarter]						%		%
[Third Quarter]						%		%
[Fourth Quarter]						%		%

(1)                   Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high or low sales price. The NAVs shown are based on outstanding shares of our common stock at the end of each period.

(2)                   The High/Low Stock Price is calculated as of the closing price on a given day in the applicable quarter.

(3)                   Our most recently determined NAV per share was $             as of                         , 201     ($             on an as adjusted basis solely to give effect to                          ). NAV per share as of                         , 201     may be higher or lower than $             based on potential changes in valuations as of                         , 201    .

(4)                   NAV has not yet been finally determined for any day after                         , 201    .

(5)                   In June 2010, we changed our distribution policy from a quarterly payment to a monthly payment.

On                         , 201    , we announced the declaration of monthly dividends in the following amounts and with the following dates:

•                  $0.     per share for                          201     to holders of record on                         , 201     with a payment date of                         , 201    ; and

•                  $0.     per share for                          201     to holders of record on                         , 201     with a payment date of                         , 201    .

On                         , 201    , the last reported sales price of our common stock was $             per share.

As of                         , 201    , we had approximately stockholders of record.

The below table sets forth each class of our outstanding securities as of                         , 201    .

Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding
Common Stock	500,000,000	0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All figures in this section are in thousands except share, per share and other data)

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Historical results set forth are not necessarily indicative of our future financial position and results of operations.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth our capitalization as of                         , 201    :

•                  on an actual basis;

•                  on an as adjusted basis giving effect to the issuance of shares in connection with our dividend reinvestment plan since         , 201  , the issuance of shares of common stock during the period from           , 201  to             , 201  , the issuance of $        million aggregate principal amount of Prospect Capital InterNotes® since               , 201   and repayments under our credit facility; and

•                  on an as further adjusted basis giving effect to the transactions noted above and the sale of                                      shares of our common stock assuming all rights are exercised at the estimated subscription price of $             per share (the last reported sale price per share of our common stock on the NASDAQ Global Select Market on                         , 201    ) less commissions and expenses.

This table should be read in conjunction with “Use of Proceeds” and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	As Adjusted for Stock Issuances and Borrowings After , 201	As further Adjusted for this Offering
(In thousands, except shares and per share data) (Unaudited)
Long-term debt, including current maturities:
Borrowings under senior credit facility(1)	$	$	$
Senior Convertible Notes
Senior Unsecured Notes
Prospect Capital InterNotes®
Amount owed to affiliates
Total long-term debt
Stockholders’ equity:
Common stock, par value $0.001 per share (500,000,000 common shares authorized; shares outstanding actual, shares outstanding as adjusted and shares outstanding as further adjusted for this offering)
Paid-in capital in excess of par value
Net investment income in excess of distributions
Accumulated realized losses on investments
Net unrealized appreciation on investments
Total stockholders’ equity
Total capitalization	$	$	$

(1)                                 As of                         , 201    , we had $             million of borrowings outstanding under our facility.

DILUTION

As of                         , 201    , our net asset value was $             million, or approximately $             per share. After giving effect to the sale of                  shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $             per share, after deducting dealer manager fees and other expenses related to this offering payable by us, our pro forma net asset value would have been approximately $         million, or approximately $             per share, representing an immediate dilution of approximately $             per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $             per share, after deducting dealer manager fees and other expenses related to this offering payable by us:

As of , 201
	Actual	As Adjusted
Net asset value per common share	$	$

	Months Ended , 201
	Actual		As Adjusted
Net increase in assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)         Basic and diluted, weighted average number of shares outstanding is                 .

(2)         Assumes that on                     , 201    , the beginning of the indicated period, (i) all rights were exercised at the estimated subscription price of $             per share and (ii)                 shares of our common stock were issued upon the exercise of such rights.

(3)         Assumes actual cash distributions divided by adjusted shares, including                  shares issued upon exercise of rights.

LEGAL MATTERS

Certain legal matters regarding the common stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), New York, New York, and Venable LLP, as special Maryland counsel, Baltimore, Maryland.                                                  will pass on certain matters for the underwriter. Skadden, Arps and Venable LLP each have from time to time acted as counsel for us and our subsidiaries and may do so in the future.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                      is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended June 30, 201    , are available free of charge by contacting us at 10  East 40th Street, 44th floor, New York, NY 10016 or by telephone at toll-free (888) 748-0702. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the dealer managers. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

Up to              Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares

PROSPECTUS SUPPLEMENT

[Dealer Managers]

                     , 201